SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2009

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware 19901

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements.

As previously reported, our wholly-owned subsidiary, Midwest Racing, Inc., entered into a stock purchase agreement dated January 28, 2009, to sell Memphis Motorsports Park to Gulf Coast Entertainment, L.L.C. As further reported in our Form 8-K dated July 8, 2009, Gulf Coast did not finalize its project financing in time for the scheduled June 29, 2009 closing date under the stock purchase agreement. In keeping with our obligations under the stock purchase agreement to engage in good faith discussions relative to an extension of the closing date, we had been in negotiations with Gulf Coast relative to an amendment to the stock purchase agreement which would have allowed for an extension of the closing date until September 29, 2009. Those negotiations were unsuccessful and we are permitted under the terms of the stock purchase agreement to terminate the agreement at this time and retain $165,000 that was paid by Gulf Coast as a non-refundable deposit. Gulf Coast transferred to us a 2% special member interest in Gulf Coast which by its terms is nondilutable and does not require that we advance any monies to maintain our interest. Gulf Coast continues to express an interest in purchasing Memphis Motorsports Park and/or having us operate its Alabama facility and is still actively seeking the financing for its project. We are evaluating all of our options relative to the Memphis facility at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/S/ DENIS MCGLYNN
Denis McGlynn
President and Chief Executive Officer

Dated: September 29, 2009

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